Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination as described in the section entitled “The Business Combination Agreement” under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, Legacy will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Onyx will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Onyx (i.e., a capital transaction involving the issuance of stock by Legacy for the stock of Onyx). Accordingly, the assets, liabilities and results of operations of Onyx will become the historical financial statements of the Company, and Legacy’s assets, liabilities and results of operations will be consolidated with Onyx beginning on the acquisition date.

Onyx has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Onyx’s business comprises the ongoing operations of the combined company immediately following the consummation of the Business Combination, which we refer to herein as “PARTS iD;”

●	Onyx’s senior management serves as senior management of PARTS iD;

●	Onyx’s existing shareholders have the greatest voting interest in PARTS iD and a majority interest;

●	Onyx’s existing directors and individuals designated by, or representing, Onyx’s existing shareholders constitute at least 4 of the 7 members of the initial PARTS iD Board following the consummation of the Business Combination;

●	Onyx’s existing shareholders have the ability to control decisions regarding election and removal of directors from the PARTS iD Board; and

●	PARTS iD continues to operate under the Onyx tradename and the headquarters of PARTS iD will be Onyx’s existing headquarters.

The historical financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on Onyx’s unaudited balance sheet as of September 30, 2020 and the unaudited condensed consolidated balance sheet of Legacy as of September 30, 2020 and has been prepared to reflect the Business Combination as if it occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the unaudited historical results of operations of Onyx and the unaudited historical condensed consolidated results of operations for Legacy for the nine months ended September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the audited historical results of operations of Onyx and the audited historical results of operations for Legacy for the year ended December 31, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it occurred on January 1, 2019, the beginning of the fiscal year presented and carried forward to the subsequent interim period.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was derived from Onyx’s unaudited statement of operations for the nine months ended September 30, 2020 and Legacy’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020, each of which is included elsewhere in this Form 8-K. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Onyx and Legacy, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this Form 8-K. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was derived from Onyx’s audited statement of operations for the year ended December 31, 2019 and Legacy’s audited statement of operations for the year ended December 31, 2019 included in the Information Statement.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. PARTS iD will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company. In addition, we anticipate the adoption of various stock compensation plans or programs (including the PARTS iD 2020 Equity Incentive Plan and the PARTS iD 2020 Employee Stock Purchase Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Legacy Acquisition Corp.,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Onyx Enterprises Int’l Corp.” and the historical financial statements and notes thereto of Onyx and Legacy, each of which is included elsewhere in this Form 8-K or in the Information Statement or in the Form 10-Q for Legacy as of and for the periods ended September 30, 2020.

The unaudited pro forma condensed combined financial statements have been prepared to reflect: (a) the withdrawal of approximately $54,136,000 from the Trust Account to fund shareholder redemptions of 5,153,781 shares of Class A Common Stock at the closing of the Business Combination and the withdrawal of approximately $387,000 from the Trust Account to fund shareholder redemptions of 37,291 shares of Class A Common Stock at a special meeting in November 2020, (b) the payment of the purchase price of the Onyx ordinary shares of 24,950,958 shares of Class A Common Stock as well as the placement of 1,050,000 shares of Class A Common Stock in escrow for the benefit of the purchaser subject to settlement of certain closing adjustments, (c) the payment of the purchase price for the Onyx preferred shares of $20,000,000 including $9,000,000 in cash and $11,000,000 assumed by the Sponsor through the payment with 1,100,000 of the Sponsor’s Founder Shares, (d) the Sponsor’s forfeiture of its 16,276,252 outstanding Private Placement Warrants and 3,069,474 of its shares of Class F Common Stock for no consideration pursuant to the Sponsor Support Agreement and (e) the elimination of 30,000,000 public warrants and 1,223,748 institutional investor private placement warrants in exchange for a payment of approximately $5,400,000 and $220,000, respectively, in cash and 2,460,000 and 100,347, respectively, in shares of Class A common stock and (f) the payment of transaction costs, including costs assumed by the Sponsor and payments made by the Sponsor with Founder Shares, and other transaction effects of the business combination.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2020

(In Thousands)

	Legacy
	Acquisition	Onyx
	Corp. and	Enterprises	Pro Forma	Footnote	Pro Forma
	subsidiary	Int’l, Corp	Adjustments	Reference	Combined
ASSETS
Current assets
Cash and cash equivalents	$375	$36,935	$9,282	3a	$25,920
			(9,000)	3b
			(5,400)	3c
			(220)	3c
			(6,052)	3d
Accounts receivable		2,858			2,858
Inventory		4,671	—		4,671
Prepaid expenses and other current assets	84	2,846	—		2,930
Total current assets	$459	$47,310	$(11,390)		$36,379
Cash and investments held in Trust Account	63,804	—	(54,135)	3a	—
			(387)	3a
			(9,282)	3a
Property and equipment, net	—	11,150	—		11,150
Intangible assets	—	230	—		230
Other assets	—	268	—		268
TOTAL ASSETS	$64,263	$58,958	$(75,194)		$48,027

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,021	$38,396	$(393)	3d	$38,404
			(400)	3d
			(220)	3d
Customer deposits	—	13,916	—		13,916
Accrued expenses	3,381	4,910	(3,300)	3d	4,911
			(80)	3d
Preferred stock dividend payable	—	42	—		42
Notes payable	5,575	21	(5,575)	3d	21
Other current liabilities	—	3,732	—		3,732
Total current liabilities	$9,977	$61,017	$(9,868)		$61,026
Deferred underwriters’ fee	6,000	—	(6,000)	3d	—
Deferred tax liabilities	—	1,097	—		1,097
Notes payable, net of current portion		3	—		3
Total liabilities	15,977	62,117	(15,968)		62,126
Common stock subject to possible redemption	43,286	—	(43,286)	3a	—
Stockholders’ Equity (Deficit)
Preferred stock	—	—	—		—
Class A Common Stock	—	—	—	3a	3
			3	3b
Class F Common Stock	1		—	3b	-
			—	3c
			(1)	3e
Ordinary shares	—	—	—		—
Additional paid-in-capital	3,077	5,001	43,286	3a	(510)
			(54,135)	3a
			(387)	3a
			—	3c
			—	3c
			(5,400)	3c
			(220)	3c
			249,507	3b
			(249,510)	3b
			10,500	3b
			(10,500)	3b
			11,000	3b
			(20,000)	3b
			1	3e
			1,922	3e
			15,348	3d
Retained earnings (accumulated deficit)	1,922	(8,160)	(400)	3d	(13,592)
			48	3d
			(5,080)	3d
			(1,922)	3e
Total stockholders’ equity (deficit)	$5,000	$(3,159)	$(15,940)		$(14,099)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$64,263	$58,958	$(75,194)		$48,027

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2020

(In Thousands Except Share and Per Share Amounts)

	Legacy Acquisition Corp. and subsidiary	Onyx Enterprises Int’l, Corp	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
E-commerce revenue, net	$—	$307,752	$—		$307,752
Cost of goods sold	—	240,929	—		240,929
Gross profit	—	66,823	—		66,823
Operating expenses
Advertising	—	25,015	—		25,015
Selling, general and administrative	3,020	28,883	(1,180)	4c	30,723
Depreciation	—	5,035	—		5,035
Total operating expenses	3,020	58,933	(1,180)		60,773
Income (loss) from operations	(3,020)	7,980	1,180		6,050
Other income (expense):
Interest and other income	1,057	—	(1,057)	4a	—
Interest expense	(76)	(8)	76	4a	(8)
Total other income (expense)	981	(8)	(981)		(8)
Income (loss) before income taxes	(2,039)	7,882	(199)		6,042
Provision for
income taxes	(191)	(1,659)	191	4a	(1,659)
Net income (loss)	$(2,230)	$6,223	$(390)		$4,383
Less: Preferred stock dividends	—	(375)	375	4b	—
Net loss attributable to ordinary shareholders	$(2,230)	$5,848	$(765)		$4,383

Two Class Method for Per Share Information:
Net income (loss) per Class A share – basic and diluted	$0.04				$0.13
Weighted average Class A shares outstanding – basic and diluted	18,137,000		4,430,526	5a	33,923,459
			24,950,958	5a
			1,050,000	5a
			(12,014,301)	5a
			(5,153,781)	5a
			(37,291)
			2,460,000	5a
			100,347	5a
Net income (loss) per Class B share – basic and diluted	$(0.39)				$—
Weighted average Class B shares outstanding – basic and diluted	7,500,000		(3,069,474)	5a	—
			(4,430,526)	5b

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(In Thousands Except Share and Per Share Amounts)

	Legacy	Onyx
	Acquisition	Enterprises	Pro Forma	Footnote	Pro Forma
	Corp.	Int’l, Corp	Adjustments	Reference	Combined
E-commerce revenue, net	$—	$287,821	$—		$287,821
Cost of goods sold		226,604	—		226,604
Gross profit	—	61,217	—		61,217
Operating expenses
Advertising	—	20,988	—		20,988
Selling, general and administrative	3,775	35,147	—		38,922
Depreciation	—	5,847	—		5,847
Total operating expenses	3,775	61,982	—		65,757
Income (loss) from operations	(3,775)	(765)	—		(4,540)
Other income (expense):
Interest and other income	6,482	—	(6,482)	4a	—
Interest expense	—	(35)			(35)
Total other income (expense)	6,482	(35)	(6,482)		(35)
Income (loss) before income taxes	2,707	(800)	(6,482)		(4,575)
Provision for income taxes	(1,320)	144	1,320	4a	144
Net income (loss)	$1,387	$(656)	$(5,162)		$(4,431)
Less: Preferred stock dividends	—	(500)	500	4b
Net loss attributable to ordinary shareholders	$1,387	$(1,156)	$(4,662)		$(4,431)

Two Class Method for Per Share Information:
Net income (loss) per Class A share – basic and diluted	$0.16				$(0.13)
Weighted average Class A shares outstanding – basic and diluted	29,867,000		4,430,526	5a	33,923,458
			24,950,958	5a
			1,050,000	5a
			(23,744,301)	5a
			(37,291)
			(5,153,781)	5a
			2,460,000	5a
			100,347	5a
Net income (loss) per Class B share – basic and diluted	$(0.46)				—
Weighted average Class B shares outstanding – basic and diluted	7,500,000		(3,069,744)	5a	—
			(4,430,626)	5a

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On September 18, 2020, Legacy Acquisition Corp., a Delaware corporation (“Legacy” or the “Company”), and Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Legacy, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Legacy and directly owned subsidiary of Merger Sub 2 (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Legacy (“Merger Sub 2”), Onyx, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of Section 11.16 of the Business Combination Agreement (the “Stockholder Representative”).

Pursuant to the Business Combination Agreement, at the closing, Legacy paid to the Onyx common stockholders, in the form of 24,950,958 shares of Class A Common Stock valued at $10.00 per share, an amount equal to the sum of (a) $249,509,500, (b) plus the amount, if any, by which the net working capital of Onyx exceeds a net working capital target, (c) minus the amount, if any, by which the net working capital target exceeds the net working capital of Onyx, (d) plus $25,000,000, which represents cash that will be retained by Onyx, (e) minus the amount of indebtedness of Onyx, (f) minus $20,000,000 to be paid to the holders of the outstanding shares of the preferred stock, no par value per share, of Onyx, (g) minus the amount of all of Onyx’s transaction expenses, (h) minus $3,000,000 (the “Adjustment Reserve Amount”), to be held in reserve by Legacy for potential post-closing purchase price adjustments, (i) minus $350,000 for the stockholder representative reserve fund to be used for paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to the Business Combination Agreement and the agreements ancillary thereto, and (j) unless certain claims are resolved prior to closing (as described below), minus $7,500,000 (the “Indemnification Expense Reserve Amount”), to be held in reserve by Legacy for reimbursement of certain potential indemnification expenses that may become payable by Onyx.

The purchase price was estimated at closing and will be subject to a post-closing reconciliation process. There were 300,000 shares reserved under the Adjustment Reserve Amount and 750,000 shares reserved under the Indemnification Expense Reserve Amount. Any unused portion of the Adjustment Reserve Amount following such reconciliation, or any unused portion of the Indemnification Expense Reserve Amount, will be paid to the Onyx common stockholders by issuance of additional shares of Class A Common Stock in accordance with the terms of the Business Combination Agreement.

Concurrently with the execution of the Business Combination Agreement, Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), Legacy and the Stockholder Representative, entered into an amended and restated sponsor support agreement (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, immediately prior to the closing, (i) assign and transfer to the Company for cancellation 3,069,474 shares of Class F Common Stock (the “Forfeited Shares”), (ii) assign and transfer to the Company for cancellation 14,587,770 of its private placement warrants to purchase shares of Class A Common Stock (the “Equity Reduction Warrants”), which excludes 2,912,230 warrants that are currently allocated to and beneficially owned by certain institutional investors of the Sponsor, and (iii) assume approximately $15.3 million in Company transaction costs and pay such costs with 1,534,784 of the Founder Shares that the Sponsor retained. The Forfeited Shares and the Equity Reduction Warrants are each being forfeited as partial consideration for the Sponsor Deferred Shares (as defined below).

The Sponsor further agreed that (i) if the amount of funds available in the trust fund established by Legacy for the benefit of its public stockholders (the “Trust Fund”), after giving effect to the exercise of redemption rights by the redeeming stockholders of Legacy, is less than $54,000,000, then immediately prior to the closing of the Business Combination, the Sponsor shall surrender and forfeit up to a maximum of 3,250,000 shares of Class F Common Stock (the “Equity Reduction Shares”), pursuant to a calculation described in the Sponsor Support Agreement. As a result of this calculation, the Sponsor forfeited 3,069,474 shares of Class F Common Stock.

The Sponsor will have the ability to earn back up to 50% of the sum of the number of Equity Reduction Shares based on the average trading share price of Class A Common Stock over a 730 calendar day period immediately following closing (the “Sponsor Deferred Shares”).

For additional information regarding the terms of the Business Combination, see the section entitled “Approval No. 1 — The Business Combination Approval” beginning on page 51 of the Information Statement.

The following unaudited pro forma condensed combined financial statements have been prepared to reflect: (a) the withdrawal of approximately $54,135,000 from the Trust Account to fund shareholder redemptions of 5,153,781 shares of Class A Common Stock at the closing of the Business Combination and the withdrawal of approximately $387,000 from the Trust Account to fund shareholder redemptions of 37,291 shares of Class A Common Stock at a special meeting in November 2020, (b) the payment of the purchase price of the Onyx shares of 24,950,958 shares of Class A Common Stock as well as the placement of 1,050,000 shares of Class A Common Stock in escrow for the benefit of the purchaser subject to settlement of certain closing adjustments, (c) the payment of the purchase price for the Onyx preferred shares of $20,000,000 including $9,000,000 in cash and $11,000,000 assumed by the Sponsor through the payment with 1,100,000 of the Sponsor’s Founder Shares, (d) the Sponsor’s forfeiture of its 16,276,252 outstanding Private Placement Warrants and 3,069,474 of its shares of Class F Common Stock for no consideration pursuant to the Sponsor Support Agreement, (e) the elimination of 30,000,000 public warrants and 1,223,748 institutional investor private placement warrants in exchange for a payment of approximately $5,400,000 and $220,000, respectively, in cash and 2,460,000 and 100,347, respectively, in shares of Class A Common Stock and (f) the payment of transaction costs, including assumption of approximately $15.3 million of such costs by the Sponsor and payment in Founder Shares, and other transaction effects of the business combination.

2. Basis of Presentation

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, Legacy will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Onyx will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Onyx (i.e., a capital transaction involving the issuance of stock by Legacy for the stock of Onyx). Accordingly, the assets, liabilities and results of operations of Onyx will become the historical financial statements of PARTS iD, and Legacy’s assets, liabilities and results of operations will be consolidated with Onyx beginning on the acquisition date.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was derived from Onyx’s unaudited balance sheet as of September 30, 2020 and Legacy’s unaudited condensed consolidated balance sheet as of September 30, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination was completed on September 30, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was derived from Onyx’s unaudited statement of operations for the nine months ended September 30, 2020 and Legacy’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was derived from Onyx’s audited statement of operations for the year ended December 31, 2019 and Legacy’s audited statement of operations for the year ended December 31, 2019 and gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019, the beginning of the fiscal year presented and carried forward to the subsequent interim period.

3. Adjustments and Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments to the unaudited combined pro forma balance sheet as of September 30, 2020 consist of the following:

(a)

Reflects the transfer of $63.804 million of funds from the Trust Account as follows: (i) approximately $54.135 million of cash in order to fund the redemption at the closing of the Business Combination of 5,153,781 shares of Class A Common Stock outstanding (ii) approximately $387 thousand of cash in order to fund the redemption of 37,291 shares of Class A Common Stock at a special meeting of shareholders and (iii) approximately 9.282 million to the Company, as well as the reclassification of approximately $43.286 million of common stock subject to redemption to stockholders’ equity.

(b)

Reflects (i) payment of the purchase price of the Onyx shares representing 24,950,958 new shares of Class A Common Stock valued at $10.00 per share or $249.5 million in the aggregate (ii) the issuance of 1,050,000 new shares of Class A common stock valued at $10,500,000 for purchase price and placed in escrow pending potential closing adjustments and (iii) the payment of $20 million ($9,000,000 in cash and 1,100,000 shares of Founders Class A Common Stock valued at $11,000,000) to the holders of the Onyx 1,000,000 shares of preferred stock outstanding for the purchase of all of their preferred stock. The assumption of that portion of the purchase price paid in Founders shares is treated as a contribution to additional paid in capital of the Company.

(c)

Reflects (i) the Sponsor’s forfeiture of its 14,587,770 outstanding Private Placement Warrants and 3,069,474 of its shares of Class F Common Stock for no consideration pursuant to the Sponsor Support Agreement, (ii) the elimination 30,000,000 Public Warrants in exchange for $5.4 million in cash and 2.46 million shares of common stock, (iii) the elimination of 2,912,230 institutionally held Private Placement Warrants in exchange for $220,275 of cash and 100,347 shares of Class A Common Stock, and (iv) the payment in Class A Common Stock of 1,100,000 to the preferred shareholder by the Sponsor with Founders Shares. No effect is given in the pro forma balance sheet for any restoration of the Sponsor Deferred Shares over time as such amount is not determinable.

(d)

Reflects the payment of transaction costs incurred in connection with the Business Combination estimated to be approximately $21.4 million, consisting of (i) approximately $0.4 million of joint costs, (ii) approximately $15.7 million of Legacy transaction costs (excluding approximately $0.7 million in future required payments to the Trust Account) including approximately $6 million of deferred underwriting compensation, approximately $4.125 million of expenses (approximately $3.3 million are accrued at September 30, 2020) and $5.575 million to settle notes payable (including approximately $5.575 million notes payable and approximately $80 thousand of accrued interest) and (iii) approximately $5.3 million of Onyx transaction costs, approximately $220 thousand of which was included in accounts payable at September 30, 2020.

Of the $15.7 million in Legacy transaction costs, approximately $15.3 million was assumed by the Sponsor and paid with Founder Shares and approximately $0.4 million of such costs were paid in cash. The payment by the Sponsor of Company expenses is accounted for as a contribution to paid in capital. In total, approximately $15.3 million was paid in Founder Shares and approximately $6.1 million was paid in cash.

(e)

This adjustment reflects (i) the elimination of Legacy’s retained earnings and Onyx’s par value of common and preferred stock upon consummation of the Business Combination and (ii) the Sponsor’s forfeiture of 3,069,474 shares of Class F Common Stock and the conversion of the remaining 4,430,526 Class F Common Stock to Class A Common Stock.

4. Adjustments and Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 consist of the following:

(a)	Elimination of interest income, and related federal income taxes, on the Legacy Trust Account assets and interest expense on the related party debt to be settled at closing.

(b)	Reflects the elimination of preferred stock dividends as such Onyx preferred shares will be acquired from the holders in connection with the Closing of the Business Combination.

(c)	Elimination of costs in the period associated with the business combination (including approximately $900 thousand for the Company and approximately $280 thousand for Onyx), totaling $1.180 million.

5. Earnings per Share

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations earnings per share for the nine months ended September 30, 2020 and the year ended December 31, 2019 consist of the following:

(a)

Reflects (i) the forfeiture under the Sponsor Support Agreement, as amended, of 3,069,474 Class F common shares, (ii) the conversion of the remaining 4,430,526 shares of Class F Common Stock to shares of Class A Common Stock in connection with the Business Combination, (iii) the issuance of 24,950,958 shares of Class A Common Stock to Onyx shareholders upon Closing of the Business Combination pursuant to the Business Combination Agreement as well as the placement of 1,050,000 shares of Class A Common Stock in escrow for the benefit of the purchase subject to settlement of certain closing adjustments, (iv) the redemption of all 5,153,781 shares of Class A Common Stock for a payment of approximately $54.135 million from the trust assets at approximately $10.50 per share (the per share amount in the Trust Account at November 18, 2020 the redemption date) and the redemption of all 37,291 shares of Class A Common Stock for a payment of approximately $387 thousand at a special meeting in November 2020, (v) the elimination of 30,000,000 public warrants and 1,223,748 institutional investor private placement warrants in exchange for 2,460,000 and 100,347 shares of Class A Common Stock, respectively, and (vi) the reduction in weighted average shares associated with the extension of time that shareholders approved in order to allow additional time to complete the business combination.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical Legacy weighted average number of shares outstanding as follows:

Class A shares –	Nine Months ended September 30, 2020	Year ended December 31, 2019
Weighted average shares – basic and diluted, as reported	18,137,000	29,867,000
Less: Reduce weighted average to actual shares	(12,014,301)	(23,744,301)
Shares redeemed at a special meeting	(37,291)	(37,291)
Shares redeemed at closing	(5,153,781)	(5,153,781)
Subtotal – public shares	931,627	931,627
Sponsor Class F shares to be converted to Class A shares	7,500,000	7,500,000
Less: Sponsor Class F shares forfeited at closing	(3,069,474)	(3,069,474)
Subtotal: Net Sponsor Class F shares converted to Class A shares	4,430,526	4,430,526
Add: Closing merger consideration payable in stock	24,950,958	24,950,958
Merger consideration held in escrow	1,050,000	1,050,000
Warrant Exchange shares	2,460,000	2,460,000
Institutional investor warrant exchange shares	100,347	100,347

Weighted average shares pro forma – basic and diluted, Actual Redemptions	33,923,458	33,923,458

At the closing of the business combination, in accordance with the Sponsor Support Agreement, the Sponsor forfeited 14,587,770 warrants to purchase 7,293,885 shares of Class A Common Stock. Additionally, under the Warrant Amendments, the Company exchanged 30,000,000 Public Warrants in exchange for $5.4 million in cash and 2,460,000 shares of Class A Common Stock. Further the Company eliminated 1,688,482 of the 2,912,230 institutionally held Private Placement Warrants and exchanged the remaining 1,223,748 institutionally held Private Placement Warrants for $220,275 of cash and 100,347 shares of Class A Common Stock. As such, the Company currently has no outstanding warrants to purchase any shares of Class A Common Stock.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical comparative share information for Legacy and Onyx and unaudited pro forma condensed combined per share information of PARTS iD after giving effect to the Business Combination, to reflect: (a) the withdrawal of approximately $54,135,000 from the Trust Account to fund shareholder redemptions of 5,153,781 shares of Class A Common Stock at the closing of the Business Combination and the withdrawal of approximately $387,000 from the Trust Account to fund shareholder redemptions of 37,291 shares of Class A Common Stock at a special meeting in November 2020, (b) the payment of the purchase price of the Onyx shares of 24,950,958 shares of Class A Common Stock as well as the placement of 1,050,000 shares of Class A Common Stock in escrow for the benefit of the purchase subject to settlement of certain closing adjustments, (c) the payment of the purchase price for the Onyx preferred shares of $20,000,000, including $9,000,000 in cash and $11,000,000 assumed by the Sponsor through the payment with 1,100,000 of the Sponsor’s Founder Shares, (d) the Sponsor’s forfeiture of its 16,276,252 outstanding Private Placement Warrants and 6,250,000 of its shares of Class F Common Stock for no consideration pursuant to the Sponsor Support Agreement, (e) the elimination of 30,000,000 public warrants and 1,223,748 institutional investor private placement warrants in exchange for a payment of approximately $5,400,000 and $220,000, respectively, in cash and 2,460,000 and 100,347, respectively, in shares of Class A Common Stock and (f) the payment of transaction costs and other transaction effects of the business combination.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2020. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read together with the historical financial statements of Legacy and Onyx and related notes that are included elsewhere in this Form 8-K or in the Information Statement or in the Form 10-Q as of and for the periods ended September 30, 2020. The unaudited pro forma combined per share information of Legacy and Onyx is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this Form 8-K and in the Information Statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Legacy and Onyx would have been had the companies been combined during the periods presented.

	Legacy	Onyx	Combined Pro
	(Historical)	(Historical)	Forma
As of and for the nine months ended September 30, 2020(3):
Book value per share(1)	$2.79	$(18.77)	$0.
Weighted average shares outstanding of Class A Common Stock – basic and diluted	6,123,000	417	36,623,000
Net income (loss) per share of Class A Common Stock – basic and diluted	$0.04	$14,024	$0.16

For the year ended December 31, 2019(2):
Weighted average shares outstanding of common stock – basic and diluted	27,867,000	417	36,623,000
Net income (loss) per share of common stock – basic and diluted	$0.16	$(2,772)	$(0.16)

(1)	Book value per share = (Total equity excluding preferred shares and redeemable shares)/(shares outstanding excluding redeemable shares).
(2)	There were no cash dividends declared on any common stock in the periods presented.